Exhibit 10(ee)

Description

of

BankBoston Corporation

Supplemental Life Insurance Plan

Under an executive life insurance plan adopted by BankBoston’s lead bank in the 1980s, certain of its then senior executives were provided with post-retirement death benefits of up to $1,000,000, increased for tax liability. In order to receive this full supplemental benefit, an executive must have 10 years of service and retire after age 62. The benefit is reduced by 10% if retirement occurs at age 61, and by 20% at age 60. Mr. Gifford is eligible to receive this benefit.